EXHIBIT 10

PURCHASE AND SALE AGREEMENT
AND
ESCROW INSTRUCTIONS

To:	First American Title Guaranty Company 1737 North First Street San Jose, CA 95112 Attn: Jessica Avila	Dated: June 10, 2005 (“Effective Date”) Escrow No. NCS-170827-SC

OWENS MORTGAGE INVESTMENT FUND, a California limited partnership (“Seller”) is the owner of that certain real property, consisting of approximately fourteen and two tenths (14.2) acres of land, located at 455 Piercy Road in the City of San Jose, County of Santa Clara, State of California, more particularly described in Exhibit A attached hereto (APN 678-93-030), together with all easements and appurtenances thereto, including, without limitation, all rights owned by Seller to any mineral rights, water and water rights, wells, well rights and well permits, sanitary and/or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to such land referred to above (collectively, the “Property”). This Purchase and Sale Agreement and Escrow Instructions (“Agreement”) nominates First American Title Guaranty Company as escrow holder (“Escrow Holder”) and constitutes an agreement by which Seller agrees to sell and VENTURE DEVELOPMENT CORPORATION, a California corporation, dba Venture Corporation (“Buyer’) agrees to buy, the Property on the terms and conditions set forth herein.

ARTICLE 1
RECITALS

The Recitals described above are true and correct and are incorporated into the body of this Agreement as though fully set forth herein.

ARTICLE 2
DEPOSITS

2.1 Deposits. The total amount of Deposits to be paid by Buyer under this Agreement is equal to One Hundred Thousand Dollars ($100,000.00) and such Deposits shall be paid in the following manner:

2.1.1 First Deposit. Within three (3) business days following the date this Agreement is fully executed by Buyer and Seller, Buyer shall deliver to Escrow Holder, the sum of Fifty Thousand Dollars ($50,000) (the “First Deposit”) as a deposit on account of the Purchase Price. Escrow Holder shall place the First Deposit in an interest-bearing account, with interest accruing for the benefit of and payable to Buyer. The interest accrued on the First Deposit while in escrow shall be deemed part of the First Deposit for purposes of this Agreement. If the conditions set forth in Sections 4.1.1 and 4.1.2 are satisfied (or waived in writing by Buyer) on or before the expiration of the Feasibility Period referred to in Section 4.1.2 below, then the First Deposit shall be released by Escrow Holder to Seller and shall become non-refundable to Buyer (except as otherwise provided in this Agreement). In the event any of the conditions set forth in Section 4.1.1 or Section 4.1.2 are not satisfied (or waived in writing by Buyer) within the time periods prescribed by such Sections, then this Agreement shall be deemed terminated and the First Deposit shall be promptly returned to Buyer.

2.1.2 Second Deposit. Upon satisfaction (or waiver in writing by Buyer in its sole discretion) of the conditions set forth in Sections 4.1.1 and 4.1.2 below, Buyer shall deliver to Escrow Holder for immediate release to Seller, an additional sum of Fifty Thousand Dollars ($50,000) (the “Second Deposit”) as a deposit on account of the Purchase Price. Upon delivery of such Second Deposit with Escrow Holder (and immediate release of the same to Seller), such Second Deposit (and First Deposit referred to above) shall become non-refundable to Buyer (except as otherwise provided in this Agreement). If Buyer does not deposit the Second Deposit with Escrow Holder on or before the expiration of the Feasibility Period, then the condition set forth in Section 4.1.2 shall be deemed unsatisfied, this Agreement shall automatically terminate, all rights and obligations of the parties hereunder (except for those that expressly survive the termination of this Agreement) shall cease, and Buyer shall be entitled to the prompt return of its First Deposit.

For purposes of this Agreement, the First Deposit and the Second Deposit, or so much thereof as have been released to Seller and/or deposited into escrow pursuant to the terms of this Agreement, are sometimes referred to herein as the “Deposits.”

2.2 Liquidated Damages. IF, AFTER SATISFACTION OF THE CONDITIONS IN SECTION 4.1.1 AND SECTION 4.1.2 BELOW, BUYER BREACHES ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT (AND SUCH BREACH IS NOT CURED OR REMEDIED BY BUYER WITHIN THE APPLICABLE CURE OR GRACE PERIOD SET FORTH IN SECTION 10.2 BELOW), THEN SELLER SHALL BE RELEASED FROM THE OBLIGATION TO SELL THE PROPERTY TO BUYER AND SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSITS AS LIQUIDATED DAMAGES PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IF BUYER MATERIALLY BREACHES ITS OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER, THAT THE FOREGOING AMOUNT IS A REASONABLE ESTIMATE OF THESE DAMAGES, AND THAT SELLER SHALL RECEIVE AND RETAIN THE DEPOSITS AS SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF SUCH MATERIAL BREACH OF BUYER’S OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER. SELLER HEREBY WAIVES THE REMEDY OF SPECIFIC PERFORMANCE WITH RESPECT TO ANY DEFAULT OR BREACH BY BUYER OF ITS OBLIGATION TO PURCHASE THE PROPERTY. THE PARTIES WITNESS THEIR AGREEMENT TO THESE LIQUIDATED DAMAGES AND WAIVER OF SPECIFIC PERFORMANCE PROVISION BY INITIALING THIS SECTION 2.2 BELOW.

BUYER’S INITIALS: MH SELLER’S INITIALS:WCO

ARTICLE 3
PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Property (“Purchase Price”), subject to adjustment as provided in Section 3.1.1 below, shall be Five Million One Hundred Ninety-six Thousand Seven Hundred Fifty Dollars ($5,196,750). The entire purchase price less the First Deposit and the Second Deposit shall be paid in cash or its equivalent to the Escrow Holder at least one (1) business days prior to the Close of Escrow. At close of escrow hereunder, Buyer agrees to take title the Property subject to non-delinquent assessments encumbering the Property in the approximate amount of Two and 94/100 Dollars ($2.94) per square foot of land included within the Property.

3.1.1 Adjustment to Purchase Price. In the event Buyer is ready, willing and able to close escrow hereunder prior to the Outside Closing Date (as defined in Section 7.1 below), then the Purchase Price referred to in Section 3.1 above shall be reduced by One Thousand Dollars ($1,000.00) per day for each day prior to the Outside Closing Date that escrow actually closes hereunder.

3.2 Payment. The Purchase Price referred to in Section 3.1, as the same may be adjusted pursuant to Section 3.1.1 above, shall be payable in cash by Buyer to Seller at the close of escrow. The Deposits referred to above shall be credited against the Purchase Price at the close of escrow.

ARTICLE 4
CONDITIONS OF ESCROW

4.1 Buyer’s Condition to Closing. The close of escrow on the Property and Buyer’s obligation under this Agreement to purchase the Property shall be subject to the satisfaction, at or prior to the times stated herein, of the following conditions, with Buyer to retain the right to waive in writing, in whole or in part, any of the following conditions at or prior to the time stated herein for satisfaction of such conditions or for approval or disapproval by Buyer, as provided in Section 4.2, below:

4.1.1 Preliminary Title Report Seller shall deliver, or cause Escrow Holder to deliver, to Buyer a current preliminary title report (“Title Report”) showing the state of the title of the Property, and the underlying title exceptions referenced in the Title Report. Buyer shall have until forty-five (45) days following the Effective Date of this Agreement to notify Seller, in writing, of Buyer’s objection to any exceptions contained in the Title Report (hereinafter referred to as “Title Defects”). If Buyer does not approve or disapprove such Title Report in writing within such forty-five (45) day period referred to in the immediately preceding sentence, then Buyer shall be deemed to have approved all of the title exceptions set forth in the Title Report. Upon receipt of notification of any Title Defects by Buyer within the forty-five (45) day period referred to above, Seller shall have ten (10) days within which to elect, by written notice to Buyer, to remove or delete from the title to be conveyed to Buyer any Title Defects objected to by Buyer. If Seller so elects to cure such Title Defects, Seller shall remove the same from record title at Seller’s expense at or prior to the close of escrow and such Title Defects shall not constitute Approved Exceptions (defined below). If Seller does not elect to cure such Title Defects, Seller shall notify Buyer thereof in writing within said ten (10) day period, and Buyer may elect by giving written notice to Seller on or before the expiration of the Feasibility Period referred to below to either waive its objections and proceed with the purchase of the Property pursuant to the terms of this Agreement or terminate this Agreement and all of its obligations, in which event Buyer shall be entitled to the immediate return of Buyer’s Deposits and all interest accrued thereon while in escrow. If Buyer fails to make such election prior to the expiration of the Feasibility Period, then Buyer shall be deemed to have elected not to terminate this Agreement as provided in the immediately preceding sentence. The preceding to the contrary notwithstanding, Seller hereby agrees that on or before the Closing under this Agreement, Seller shall remove, or cause to be removed, from the condition of title to the Property, at no cost to Buyer, all deeds of trust and other monetary liens (other than non-delinquent real property taxes and assessments) affecting the Property, or any portion thereof. Without having to object in writing to the same during the forty-five (45) day title objection period set forth above, Seller acknowledges that Buyer objects to any and all deeds of trust or mortgages affecting the Property, and Seller agrees to cause the same to be removed from title to the Property on or prior to the close of escrow hereunder and the same shall not be Approved Exceptions. For purposes of this Agreement, the term “Approved Exceptions” shall mean those title exceptions applicable to the Property which are accepted by Buyer in accordance with the terms of this Section 4.1.1.

4.1.2 Feasibility Study. Buyer shall have until the date which is sixty (60) days following the Effective Date (the “Feasibility Period”) (i) to conduct such studies or investigations of the Property (including, without limitation, Phase I and Phase II environmental assessments and geotech studies, subject to Section 6.1 hereof) or matters pertaining thereto as Buyer may deem appropriate to ascertain whether the Property is suited to Buyer’s intended purposes, including any studies or investigations necessary to ascertain the likelihood of obtaining governmental approval of Buyer’s entitlement applications and such other governmental approvals or permits as may be necessary to enable Buyer to develop the Property for Buyer’s intended purposes; (ii) to determine in Buyer’s sole discretion whether the development of the Property is economically feasible, and (iii) to deliver to Seller its written notice of approval or disapproval of the feasibility of the Property. If Buyer gives Seller written notice of disapproval on or before the expiration of the Feasibility Period, then this condition shall be deemed unsatisfied this Agreement and all rights and obligations of Seller and Buyer under this Agreement (except for those rights or obligations that expressly survive termination of this Agreement) shall terminate and the Deposits made by Buyer hereunder, together with all interest accrued thereon while held in escrow, shall be promptly refunded to Buyer. If Buyer does not give Seller written notice of disapproval (or gives Seller written notice of approval) on or before the expiration of the Feasibility Period, then the condition set forth in this Section 4.1.2 shall be satisfied.

4.1.3 Title Policy. At the close of escrow on the Property, Escrow Holder shall be willing and prepared to issue to Buyer a CLTA standard form owner’s policy of title insurance (or, if Buyer so elects and Buyer has obtained a survey or updated survey, if necessary, an ALTA owner’s extended coverage policy of title insurance (Form 1970)) in the amount of the Purchase Price insuring Buyer’s fee title to the Property, subject only to current, non-delinquent real property taxes and assessments, the Approved Exceptions applicable to the Property, and the standard printed exclusions to title in a CLTA standard form or ALTA extended coverage, as the case may be, owner’s policy of title insurance.

4.1.4 Performance by Seller. Seller shall have performed, observed and complied with all of the covenants and agreements required by this Agreement to be performed, observed and complied with by it within the applicable time period set forth herein for performance of such covenants and agreements (or if Seller breaches or defaults in the performance of any such obligation required to be performed by Seller (other than its obligation to deliver title to the Property to Buyer at the close of escrow in the condition required by this Agreement), then Seller shall have cured the same within the five (5) day cure or grace period set forth in Section 10.1 below). The representations and warranties of Seller set forth in Section 8.1 shall be true and correct as of the date escrow is to close hereunder.

4.2 Failure of Buyer’s Conditions to Closing. If any of the conditions in Sections 4.1.1 or 4.1.2 are not satisfied (or waived in writing by Buyer) at or prior to the time prescribed herein, then this Agreement shall terminate, all rights, obligations and liabilities of Seller and Buyer under this Agreement (except those that expressly survive termination of this Agreement) shall cease and the Deposits made by Buyer hereunder, together with all interest accrued thereon while held in escrow, shall be promptly refunded to Buyer. If the condition set forth in Section 4.1.3 above is not satisfied on or before the close of escrow hereunder (or waived in writing by Buyer), then Buyer shall have the right to terminate this Agreement upon written notice to Seller and, in the event of such termination, all rights, obligations and liabilities of Seller and Buyer under this Agreement (except those that expressly survive termination of this Agreement) shall cease and Seller shall cause the entire Deposits made by Buyer under this Agreement, together with all interest accrued thereon while in escrow, to be promptly refunded to Buyer; provided, however, if such condition in Section 4.1.3 above fails as a result of a breach or default by Seller hereunder, then the provisions of Section 10.1 shall apply). If any of the conditions described in Section 4.1.4 are not satisfied or waived in writing by Buyer on or prior to the time prescribed herein, then, in addition to its rights and remedies described in Section 10.1 below, Buyer shall have the right to terminate this Agreement upon written notice to Seller and, in the event of such termination, Seller shall cause the entire Deposits made by Buyer under this Agreement and all interest accrued thereon while in escrow, to be promptly refunded to Buyer.

4.3 Seller’s Conditions to Closing The close of escrow on the Property and Seller’s obligation under this Agreement to sell the Property shall be subject to the satisfaction, at or prior to the time stated herein, of the following condition, with Seller to retain the right to waive in writing, in whole or in part, the condition set forth in Section 4.3.1 at or prior to the time stated herein for satisfaction of such condition:

4.3.1 Performance by Buyer. Buyer shall have performed, observed and complied in all material respects with all of the covenants and agreements required by this Agreement to be performed, observed and complied with by it within the applicable time period set forth herein for performance of such covenants and agreements (or if Buyer breaches or defaults in the performance of any such obligation required to be performed by Buyer, then Buyer shall have cured the same within the applicable cure or grace period set forth in Section 10.2 below).

4.4 Failure of Seller’s Conditions to Closing. If the condition in Section 4.3.1 is not satisfied or waived in writing by Seller at or prior to the time prescribed herein, and Seller is not in default or breach of any of its obligations hereunder, then Seller may terminate this Agreement by written notice to Buyer and, in such event, all rights, obligations and liabilities of Seller and Buyer under this Agreement (except those that expressly survive termination or expiration of the term of this Agreement) shall cease and the Deposits shall be released to Seller as liquidated damages.

ARTICLE 5
GOVERNMENT ENTITLEMENTS AND APPROVALS

5.1 Development Approvals. In the event Buyer acquires fee title to the Property, Buyer intends to construct, or cause to be constructed, a commercial or industrial condominium development project thereon (“Proposed Development”). Prior to the close of escrow hereunder, Buyer may pursue the following in connection with the Proposed Development (collectively, “Development Approvals”): (i) the approval by the City of San Jose of site and architectural approval, and (ii) such other permits or approvals as may be required in order to undertake the Proposed Development. Buyer makes no representations or warranties that it will be able to obtain any or all of the Development Approvals. Upon expiration of the Feasibility Period, any Development Approvals shall not be a condition of Buyer’s obligations to complete the purchase of the Property which is the subject of this Agreement.

5.2 Cooperation by Seller. Following the date of this Agreement, Buyer shall have the right to make application for the Development Approvals referred to above and Seller agrees to reasonably cooperate with Buyer, at no cost to Seller, in Buyer’s efforts to obtain such Development Approvals. Such cooperation of Seller shall include, without limitation, the prompt execution, acknowledgment and delivery of any applications, permits, maps and other documents pertinent thereto as may be necessary for Buyer to obtain the Development Approvals, provided Buyer shall pay all costs and expenses related thereto. Seller agrees that it will not take any action adverse to, or in opposition of, the Proposed Development and/or Buyer’s efforts to obtain the Development Approvals referred to above.

ARTICLE 6
RIGHT OF ENTRY; DELIVERY OF DOCUMENTS

6.1 Right of Entry. From the Effective Date and throughout the escrow period, Buyer and its designated agents, employees, consultants and other representatives shall be granted a right of entry on the Property to perform, at no cost to Seller, such soil, groundwater, engineering and geological tests, environmental and other physical inspections and to make such other reports as Buyer shall deem appropriate and for any other purpose related to Buyer’s investigation or proposed development of the Property; provided, however, that Buyer shall repair any damage to the Property caused by Buyer’s entry and activities thereon. Any such entry shall be at reasonable times.

Prior to any entry onto the Property by Buyer of its designated agents, employees, consultants, or other representatives at any time prior to the close of escrow hereunder, Buyer shall procure and maintain in effect during the executory period of this Agreement, commercial general liability insurance. Seller shall be named as an additional insured on such liability insurance policy, and such liability insurance shall provide for liability limits in the minimum amount of One Million Dollars ($1,000,000) combined single limit. Seller agrees that Buyer may carry the above-described liability insurance policy under a blanket policy of insurance. Promptly following written request made by Seller to Buyer, Buyer shall present to Seller a certificate of insurance evidencing the aforementioned insurance maintained by Buyer in accordance with the terms hereof.

Buyer shall defend, indemnify and hold Seller harmless from and against any bodily injuries property damage, costs and expenses (including, without limitation, reasonable attorney’s fees) suffered or incurred by Seller arising out of Buyer’s and/or its agents’ activities on the Property; provided, however, that Buyer shall have no liability to Seller for any lien, loss, claim, damage, injury, liability or expense arising as a result of, or related to, any pre-existing dangerous or defective condition existing in, on or under the Property or Buyer’s discovery of any hazardous or toxic materials on or about the Property in connection with its investigation of the Property.

6.2 Delivery of Due Diligence Documents. Seller does not have in its possession or control any documents, records, maps, reports or agreements described below. Seller shall deliver to Buyer any additional documents or information described in this Section 6.2 that come into Seller’s possession after the Effective Date and during the escrow period:

6.2.1 All surveys, grading plans, geologic, soils, groundwater and environmental reports and engineers’ and consultants’ plans, reports and studies which Seller may have prepared or caused to be prepared (or received) relating to the Property;

6.2.2 All drawings, plans and specifications with respect to any site or other improvements located on the Property; and grading permits and building permits, including any amendments thereto, if any, related to the improvements on the Property;

6.2.3 All tentative, parcel and/or final maps, variances, conditional use permits, entitlements and any other governmental approved or processed documents relative to the subdivision, development, land use and/or occupancy of the Property, if any;

6.2.4 Copies of real property tax bills for fiscal years 2004 and 2005;

6.2.5 Letter from the declarant or any architectural control committee, as applicable, under any covenants, conditions and restrictions stating that the Property is in full compliance with the covenants, conditions and restrictions; and

6.2.6 All development agreements, design guidelines, permits, approvals, commitments or memoranda of understanding, including any amendments thereto, issued to or entered into by Seller with any governmental entity relating to the development of the Property, the submissions or applications of Seller to any governmental entity with respect to such approvals and all correspondence, letters, notices and other documents or writings from any governmental or quasi-governmental entities related to the Property.

6.3 In the event that Buyer terminates this Agreement pursuant to the terms and conditions hereof for any reason (other than as a result of a breach or default by Seller hereunder), then, in such event, Buyer shall, within three (3) business days following the cancellation of the Agreement, deliver to Seller, at no cost to Seller and without representation or warranty by Seller, a copy of all documents generated by Buyer or its agents which are referenced in Paragraph 6.2, above (“Buyer’s Work Product”) and Seller shall have the right to use said Buyer’s Work Product. The preceding to the contrary notwithstanding, Buyer shall no obligation to deliver to Seller any financial projections, marketing studies, architectural plans or other proprietary documents or documents protected by the attorney-client privilege. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all damages, losses, liabilities, claims, actions, causes of action, costs and expenses (including, without limitation, attorneys’ fees) arising out of Seller’s or its successors or assigns use of any of Buyer’s Work Product. The obligations of Seller and Buyer under this Section 6.3 shall survive the termination of this Agreement.

ARTICLE 7
ESCROW AND ESCROW CLOSING; PRORATIONS; COSTS

7.1 Close of Escrow. Within three (3) days following the date this Agreement is fully executed by Buyer and Seller, an escrow shall be opened by Seller at First American Title Guaranty Company, 1737 North First Street, San Jose, CA 95112. Escrow shall close on the Property upon five (5) days prior written notice from Buyer to Seller; provided, however, in no event shall escrow close later than the date ninety (90) days following the satisfaction (or waiver in writing by Buyer) of the conditions set forth in Section 4.1.2 above (the “Outside Closing Date”). The close of escrow is subject to satisfaction (or waiver in writing by the applicable party for whose benefit the condition exists) of the conditions set forth in Sections 4.1 and 4.3. The close of escrow on the Property (or closing of escrow or Closing) shall mean the recordation of the grant deed for the Property, as described in Section 7.4. The date of closing of escrow on the Property (“Closing Date”) shall be the date on which the Grant Deed describing the Property (defined in Section 7.2) is recorded.

7.2 Deed and Payment. Seller shall deposit with Escrow Holder prior to the Closing Date, a grant deed (“Grant Deed”) in the form of Exhibit B attached hereto, incorporating the legal description of the Property and properly executed and acknowledged by Seller. At the close of escrow, fee title to the Property shall be vested in Buyer or its designee or assignee subject only to the Approved Exceptions. Seller shall also deposit with Escrow Holder prior to the Closing Date, for delivery to Buyer at closing, an Assignment (“Assignment”) in the form of Exhibit C attached hereto. The parties hereto shall instruct Escrow Holder to deliver to Seller the Purchase Price (less Seller’s share of closing costs and prorations) when (1) the conditions of Buyer’s obligation to close escrow on the Property, as specified in Section 4.1, have been either satisfied (or waived by Buyer in writing), (2) Escrow Holder has recorded the Grant Deed describing the Property and Escrow Holder is able and willing to deliver the Assignment to Buyer; and (3) Escrow Holder is prepared and willing to issue to Buyer a policy of title insurance, as described in Section 7.3.

7.3 Title Insurance. The parties hereto shall instruct Escrow Holder to provide to Buyer, at the close of escrow on the Property, a CLTA standard form owner’s policy of title insurance (or at Buyer’s election, an ALTA extended coverage owner’s policy (Form 1970)) in the amount of the Purchase Price, showing fee title to the Property, vested in Buyer subject only to the following exceptions: (1) non-delinquent real property taxes; (2) the Approved Exceptions; and (3) the standard printed exclusions from coverage in a CLTA standard form owner’s, or an ALTA extended coverage owner’s, policy of title insurance. The Property shall be free of all leases and other third party occupancy agreements as of the Closing Date. Seller shall cause any and all leases affecting the Property to be terminated or expire prior to the Closing hereunder.

7.4 Recordation and Delivery. At the close of escrow, the parties hereto shall instruct Escrow Holder to forward the Grant Deed describing the Property to the Santa Clara County Recorder for recordation and to deliver the policy of title insurance and all tax statements to Buyer at the address set forth in Article 11. Escrow Holder shall be instructed to request the Santa Clara County Recorder not to affix the amount of documentary transfer taxes on the Grant Deed but on a separate statement to be attached to the Grant Deed after recording.

7.5 Prorations The parties hereto shall instruct Escrow Holder to prorate between Buyer and Seller at close of escrow non-delinquent installments of real property taxes and assessments covering the Property for the applicable fiscal year as of such close of escrow, and City utilities (i.e. water service, sewer service and refuse collection).

7.6 Costs. County transfer taxes incurred in connection with the conveyance of the Property to Buyer shall be paid by Seller. City conveyance taxes incurred in connection with the conveyance of the Property to Buyer shall be shared equally by Seller and Buyer. The escrow fees incurred in connection with the consummation of the transaction described herein shall be borne by Seller. Seller shall pay that portion of the title insurance premium allocable to a CLTA standard form owner’s policy of title insurance and Buyer shall pay the excess premium, if applicable, associated with an ALTA extended owners’ policy of title insurance and the cost of any title insurance endorsements requested by Buyer. Recording charges and all other closing costs customarily incurred in connection with the closing of the purchase and sale transaction described herein shall be borne by the parties in accordance with the custom in Santa Clara County. Except as otherwise provided in Article XIII and Section 15.3 below, each party shall bear its own attorneys’ fees incurred in connection with the subject transaction.

7.7 Seller’s Affidavit. At or prior to the close of escrow, Seller shall execute and deposit in escrow for delivery to Escrow Holder and Buyer a Seller’s affidavit meeting the requirements of Internal Revenue Code Section 1445(b)(2), certifying that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445(f)(3). At or prior to the close of escrow, Seller shall also execute a California Withholding Exemption Certificate (Form 593-C or its equivalent) indicating Buyer is not required to withhold any portion of the Purchase Price at close of escrow.

ARTICLE 8
SELLER’S REPRESENTATIONS AND WARRANTIES; AS IS SALE

8.7 Seller’s Representations and Warranties. Seller makes the following representations and warranties, which are true as of the date hereof and shall be true as of the close of escrow:

8.1.1 Authority. Seller is the sole owner of the Property and the person(s) executing this Agreement on behalf of Seller are authorized to bind Seller and Seller is authorized and empowered to execute and deliver this Agreement and perform its obligations hereunder.

8.1.2 Obligations Imposed on Buyer. Seller is not aware of any representation or commitment ~~has been~~ made by Seller to any governmental authority, utility company, or school district relating to any portion of the Property, which would impose an obligation upon Buyer (i) to make any contributions or dedications of money or land, (ii) to construct, install, or maintain any improvements of a public or private nature on or off the Property, or (iii) to limit or restrict the construction of improvements on the Property to specific plans. To the best of Seller’s knowledge, there are no proposals for governmental or quasi-governmental changes to the Property or any adjacent real property.

8.1.3 Notice of Interest in Property. No written notice has been given to Seller of any threatened or pending action to establish an ownership, possessory or beneficial interest in the Property or of any proceedings which may result in the issuance of such notice, and Seller is aware of no such notice or proceedings.

8.1.4 Legal Actions Affecting the Property. There are no claims, suits, actions, or legal proceedings pending or, to the best of Seller’s knowledge, threatened which affect the Property, or any portion thereof, or Seller’s ability to perform its obligations hereunder.

8.1.5 Toxic or Hazardous Materials. To the best of Seller’s knowledge, except as otherwise set forth in any environmental reports or studies to be provided to Buyer pursuant to the provisions of the first sentence of Section 6.2 above, Seller is not aware of any Hazardous Materials on, in or under the Property. Except as otherwise set forth in any environmental reports or studies to be provided to Buyer pursuant to the provisions of the first sentence of Section 6.2 above, Seller did not cause any Hazardous Materials to be placed or released on the Property, or any portion thereof, in violation of applicable environmental laws. For purposes of this Agreement, “Hazardous Materials” shall mean any chemical, substance, waste or material which is deemed hazardous, toxic, a pollutant or a contaminant, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decisions, now or hereafter in effect, or which has been shown to have significant adverse effects on human health or the environment. Hazardous Materials shall include, without limitation, substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; and those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in Section 25316 of the California Health &Safety Code; in the regulations adopted and publications promulgated pursuant to such laws including Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30; and in the Hazardous Materials storage, use or discharge ordinances of Santa Clara County, if any.

8.1.6 Delivery of Documents. Seller does not have in its possession or control any documents, records, maps, reports or agreements described in Section 6.2.

8.1.7 Notice of Violations. Seller has not received any written notice that the Property is in violation of any laws, statutes, ordinances, rules, codes, or regulations regulating, affecting or governing the Property, and Seller is not aware of any such violation(s).

8.1.8 Soils. To the best of Seller’s knowledge, there are no soils or archaeological conditions on the Property adverse to its development.

8.1.9 No Defaults. Seller is not in default under any agreement affecting the Property.

8.1.10 Possessory Rights. There are no possessory rights of third parties in the Property.

8.8 Survival of Warranties. Seller shall promptly advise Buyer if Seller acquires any information which would affect the continued validity of the representations and warranties set forth in Section 8.1. If any of said representations and warranties of Seller set forth in Section 8.1 shall not be true and correct at the time the same is made or as of the close of escrow hereunder, and upon written notice of termination from Buyer to Seller on or prior to such close of escrow, this Agreement shall terminate and, in the event of such termination, the Deposits made by Buyer under this Agreement (and all interest accrued thereon while held in escrow) shall be immediately returned to Buyer. The representations and warranties of Seller set forth in Section 8.1 shall survive the close of escrow for a period of six (6) months following the closing.

8.3 As Is Sale. Prior to the close of escrow hereunder, Buyer shall have inspected and examined all aspects of the Property and its condition which Buyer believes are relevant to Buyer’s decision to purchase the Property and satisfied itself as to all matters relating to the Property. Except as specifically warranted by Seller in this Agreement, in purchasing the Property pursuant to this Agreement, Buyer is relying solely on its own investigation and inspection of the Property, and that, as between Seller and Buyer, the Property will be conveyed to and accepted by Buyer at close of escrow in its AS IS, WHERE IS condition. Buyer acknowledges and agrees that: (i) except as specifically set forth in Section 8.1, Seller has not made any representation or warranty, express or is implied, written or oral, concerning the Property or any use to which the Property may or may not be put. Buyer specifically acknowledges and agrees that Buyer is not relying on any representations or warranties of any kind whatsoever, express (other than as otherwise expressly provided in this Agreement) or implied, from Seller, its agents, employees, representatives or brokers as to any matters concerning the Property, including without limitation: (i) the quality, nature, adequacy, and physical condition of the Property and the improvements thereon, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities, infrastructure and site improvements, if any, and public improvements serving the Property, (iv) the development potential of the Property, and the Property’s merchantability, fitness, suitability, or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property, (vi) the status of entitlements, permits and approvals with respect to the Property, (vii) the size of the Property, (viii) the value of the Property, or (ix) the Property’s compliance with any environmental laws, or any other federal, state or local laws, statutes, regulations, codes, ordinances, rules, administrative orders, or any other requirements applicable to the Property. Buyer agrees that, from and after Close of Escrow, as between Buyer and Seller, Buyer shall conclusively be deemed to have accepted the Property in its then existing condition, “AS IS,” without warranty of any kind, except as set forth in Section 8.1.

Seller has informed Buyer and Buyer acknowledges that Seller acquired ownership of the subject Property through a foreclosure, has not occupied nor conducted any investigation or studies on subject Property. Seller is not a developer or builder of the subject Property. Buyer is strongly advised and urged to investigate the condition and suitability of all aspects of the subject Property and all matters affecting the value or desirability of the subject Property and purchasing the subject Property is relying on Buyer’s own investigation and that of professionals retained or hired by Buyer.

As of the close of escrow, Buyer hereby expressly waives and releases any and all claims, whether know or unknown, that Buyer may now have or hereafter acquire against Seller arising from or connected with the Property, whether related to the valuation of the Property, to any defect in any Property, or to any other condition (including, without limitation, any environmental condition) affecting the Property, or otherwise; provided, however, that such waiver and release (and the general release under California Civil Code Section 1542 below) shall not apply to matters covered by the specific representations and warranties contained in Sections 8.1.1 through 8.1.10 above or to any other matter expressly represented and warranted elsewhere by Seller herein. The foregoing release specifically includes any claim under any environmental laws but does not include any claim based on a breach of Seller’s representation or warranty under Section 8.1.5 above.

As of the close of escrow hereunder, Buyer hereby releases and forever discharges Seller, its partners, officers, directors, shareholders, employees, agents, representatives, affiliates, insurers, and their successors and assigns (collectively “Seller Related Parties”) from any and all claims and causes of action of any kind, whether known or unknown, suspected or unsuspected, actual or potential, existing now or in the future, arising out of or around the Property, or of the air, soil, groundwater or surface water at or beneath the Property, and whether or not caused by Seller or predecessor in interest of Seller or any other person or entity; provided, however, that such waiver and discharge shall not apply to matters covered by the specific representations and warranties contained in Sections 8.1.1 through 8.1.10 above or to any other matter expressly represented and warranted elsewhere by Seller herein..

Without limiting the foregoing, as of the close of escrow hereunder, Buyer releases and forever discharges Seller from any and all claims and causes of action under or with respect to the Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health and Safety Code Section 25300 et seq.) (including section 25359.7, Title 42 U.S.C. section 9601 et seq. (“CERCLA”), and or Title 42 U.S.C. Section 6901 et seq. (“RCRA”), as these laws may be amended in the future; provided, however, that such release and discharge shall not apply to matters covered by the specific representations and warranties contained in Sections 8.1.1 through 8.1.10 above or to any other matter expressly represented and warranted elsewhere by Seller herein...

Buyer, on behalf of itself, its officers, directors, employees, agents and their respective successors and assigns hereby expressly waives, as of the close of escrow, all rights and benefits afforded by the provisions of Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The provisions of this Section 8.3 shall survive Close of Escrow in perpetuity.

ARTICLE 9
COVENANTS OF SELLER

9.1 Seller’s Covenants. Seller hereby covenants and agrees as follows:

9.1.1 Seller covenants and agrees to pay off and discharge in full and/or remove from the condition of title of the Property at or prior to the close of escrow hereunder, as the case may be, all deeds of trust, mortgages and other monetary liens (other than non-delinquent real property taxes and assessments) affecting the Property, and the same shall not constitute Approved Exceptions.

9.1.2 Prior to the close of escrow hereunder (or earlier termination of this Agreement in accordance with the terms of this Agreement), Seller shall not, without the prior written consent of Buyer (which may be given or withheld in Buyer’s sole discretion), create any encumbrance or lien upon the Property, or originate or cause any assessments to be charged against the Property.

9.1.3 Seller shall not enter into any service contracts, maintenance agreements, property management contracts, leases or other agreements, or any amendments, modifications, extensions or renewals to or of the same, with respect to the Property, or any portion thereof which would survive the close of escrow, without the prior written consent of Buyer (which consent shall not be unreasonably withheld). Seller shall terminate, as of the close of escrow hereunder, all service contracts, maintenance agreements and property management contracts applicable to all or any portion of the Property and/or the improvements thereon.

9.1.4 Prior to the close of escrow hereunder, Seller shall continue to manage, operate and maintain the Property employing the same management, operation and maintenance standards as were employed by Seller prior to the execution of this Agreement.

ARTICLE 10
DEFAULTS

10.1 Seller Default. In the event Seller fails or refuses to perform any of its obligations under this Agreement when due and such failure or refusal continues for a period of at least five (5) days following receipt of written notice by Seller from Buyer (except that such five (5) day cure period shall not be applicable to any breach by Seller of its obligation to deliver title to the Property to Buyer at closing in the condition required by this Agreement), then Seller shall be in breach or default of such obligation(s) under this Agreement. In the event of such breach or default, Buyer shall be entitled to (a) to terminate this Agreement, in which event, Seller shall promptly refund, or cause Escrow Holder to refund, to Buyer the Deposits and all interest accrued thereon while in escrow, and Buyer may bring an action to recover all damages suffered or incurred by Buyer as a result of Seller’s breach, or (b) to exercise any and all other rights and remedies available to Buyer at law or in equity, including, without limitation, filing an action for specific performance.

10.2 Buyer Default. In the event Buyer fails or refuses to perform any of its obligations under this Agreement when due and such failure or refusal continues for a period of at least five (5) days following receipt of written notice by Buyer from Seller, (except that such five (5) day period shall not be applicable to any breach of Buyer of its obligations to timely deposit the entire purchase price with the Escrow Holder prior to Close of Escrow.) then Buyer shall be in breach or default of such obligation(s) under this Agreement. In the event of such breach or default, Seller shall be entitled, as its sole and exclusive remedy, to receive and retain the Deposits as liquidated damages; except that if Buyer breaches its indemnification obligation under Section 6.1 above, then Seller shall not be so limited in its remedies and may pursue an action against Buyer for breach of such indemnification obligation.

ARTICLE 11
NOTICES

All notices called for pursuant to these instructions shall be given in writing by personal delivery, or by facsimile (with copy of such notice sent not later than the next day by mail or overnight private courtier in accordance with the provisions herein) or by overnight mail or overnight private courier. Facsimile notices shall be deemed received on the day sent if sent prior to 6:00 p.m. Pacific Time or if sent after 6:00 p.m. Pacific Time, then deemed received on the next day. Overnight mail or couriered notices shall be deemed received the next business day following deposit into the U.S. mail or delivery to the private courier. Mailed or couriered notices shall be addressed as set forth below, but either party may change its address by giving written notice thereof to the other in accordance with the provisions of this Article.

To Seller:	Owens Mortgage Investment Fund a California Limited Partnership 2221 Olympic Boulevard Walnut Creek, CA 94595 Attn: William C. Owens, President Facsimile No.: (925) 935-1486
With copy to:	The Law Offices of A. Nick Shamiyeh 2221 Olympic Boulevard, Suite 100 Walnut Creek, CA 94595 Attn: A. Nick Shamiyeh Facsimile No. : (925) 935-9407
To Buyer:	Venture Development Corporation 600 Miller Avenue Mill Valley, CA 94941 Attn: Mark Heavey Facsimile No.: (415) 381-8285
With copy to:	Berliner Cohen 10 Almaden Blvd., 11th Floor San Jose, CA 95113 Attn: Samuel L. Farb, Esq. Facsimile No.: (408) 998-5388
To Escrow Holder:	First American Title Guaranty Company 1737 North First Street San Jose, CA 95112 Attn: Jessica Avila Facsimile No.: (408) 451-7818

ARTICLE 12
BROKER’S COMMISSIONS

Buyer and Seller each represents and warrants to the other that it has not dealt with any real estate broker, agent or salesperson in connection with this transaction to whom a commission may be owed other than CPS Commercial Property Services (“CPS”). Buyer covenants and agrees to pay CPS a commission in connection with the transaction described herein at the close of escrow pursuant to a separate written agreement. Such commission shall be payable to CPS if, and only if, escrow closes under this Agreement, as the same may be amended by Seller and Buyer. Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, actions, causes of action, liabilities, judgments or costs (including, without limitation, attorneys’ fees and court costs) respecting payment of any sales commission, brokerage commission or finder’s fee to CPS pursuant to the terms of the separate written agreement between Buyer and CPS. In addition, each party shall indemnify, defend and hold harmless the other on account of any claims, demands, causes of action, or judgments respecting payment of any sales commission, brokerage commission or finder’s fee, including attorneys’ fees and court costs, arising from or brought by any third party (other than the CPS) who has dealt or claims to have dealt with such indemnifying party pertaining to the Property. The obligations under this Article 12 shall survive the close of escrow.

ARTICLE 13
TRADE OR EXCHANGE

Buyer agrees to reasonably cooperate with Seller in the event Seller attempts to effectuate a Section 1031 exchange with respect to the Property. Such cooperation shall include payment at closing hereunder of all or part of the sales price to a qualified intermediary, in lieu of Seller, under a deferred type exchange, provided that Buyer shall not be required to obtain title to any exchange or target property, execute any promissory note or other document or instrument which would or could impose personal liability upon Buyer, enter into any contract with a third party or make any payment to a third party (other than as provided above), or incur any additional expense, cost or liability whatsoever (including, but not limited to, liabilities or warranties of title, or assumption of indebtedness) with regard to the Section 1031 exchange or exchanges. Buyer shall not be obligated to incur any additional fees, costs or expenses and shall not be obligated to execute documents without Buyer’s attorneys’ approval of all such documents reasonably required by Seller in connection with such exchange or exchanges. Seller hereby agrees to indemnify and hold harmless Buyer from any claim, damage, liability, demand, cause of action, loss, cost, or expense (including, without limitation, reasonable attorney’s fees) Buyer may suffer or incur as a result of Buyer’s participation in the aforesaid exchange or exchanges. Notwithstanding the foregoing, Buyer’s agreement hereunder to participate in a tax-deferred exchange or exchanges shall not extend the closing date hereunder. Buyer shall not, by this Agreement or acquiescence to the exchange contemplated by this Article 13, (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with or be deemed to have warranted to Seller that any exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended. The obligations of Seller under this Article 13 shall survive the close of escrow.

ARTICLE 14
GENERAL ESCROW INSTRUCTIONS

Except as otherwise expressly provided herein and in lieu of the general provisions of Escrow Holder’s standard form instructions, the following shall apply:

14.1 Deposit of Funds. All funds received in this escrow shall be deposited with other escrow funds in a general escrow account or accounts of Escrow Holder, with any state or national bank, and may be transferred to any other general escrow account or accounts. All disbursements shall be made by check of Escrow Holder.

14.2 Prorations and Adjustments. All prorations and/or adjustments called for in this escrow are to be made on the basis of a thirty (30) day month.

14.3 Transaction Reporting. Escrow Holder is instructed to report this transaction on Form 1099 pursuant to Section 6045 of the Internal Revenue Code as amended by the Tax Reform Act of 1986.

ARTICLE 15
GENERAL PROVISIONS

Buyer and Seller further agree as follows:

15.1 Possession. Buyer shall be entitled to possession of the Property on the Closing Date, free and clear of all tenancies and other third party occupancy rights.

15.2 Merger. All negotiations and agreements, oral or written, heretofore had by and between the parties and their agents with respect to this transaction are merged into this Agreement, which completely sets forth the obligations of the parties.

15.3 Attorneys’ Fees. In the event either party brings an action at law or in equity to enforce, interpret or redress the breach of this Agreement, the prevailing party in such action shall be entitled to its litigation expenses and reasonable attorneys’ fees incurred in addition to all other relief as may be allowed by law. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who brings an action, which action is dismissed after the other party’s payment of the sum allegedly due or performance of the covenant allegedly breached or if the party obtains substantially the relief sought by it in the action.

15.4 Amendment. This Agreement may be amended only by a writing signed by each of the parties hereto.

15.5 Assignment. Buyer shall have the right to assign this Agreement or its rights or obligations hereunder subject to obtaining the prior written approval of Seller (which approval shall not be unreasonably withheld, conditioned or delayed). The preceding notwithstanding, Buyer shall have the right, without having to obtain Seller’s consent but upon written notice to Seller, to assign this Agreement or Buyer’s rights and obligations hereunder, to an entity in which an affiliate of Buyer or Robert J. Eves holds a direct or indirect interest. At the Close of Escrow hereunder, title to the Property shall vest in such entity designated by Buyer. In the event of any assignment by Buyer hereunder, Buyer shall not be released of any of its obligations under this Agreement.

15.6 Successors. Subject to the provisions of Section 15.5 above, All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the respective assigns and successors of Seller and Buyer.

15.7 Captions. The captions and headings in this Agreement are for reference and convenience only and shall not limit or expand the meaning of the provisions of this Agreement.

15.8 Governing Law. This Agreement shall be governed by the laws of the State of California.

15.9 Exhibits. All exhibits attached hereto are incorporated herein by reference.

15.10 Interpretation of Agreement. The parties hereto acknowledge and agree that, although this Agreement has been drafted by Buyer’s legal counsel, Seller or its legal counsel have negotiated, or had an opportunity to negotiate, the terms of such Agreement. Consequently, the doctrine that ambiguities in an agreement should be resolved against the drafting party shall not be employed in connection with this Agreement and this Agreement shall be interpreted in accordance with its fair meaning.

15.11 No Waiver. No failure of either party hereto to exercise any right hereunder or to insist upon strict compliance with any obligations specified herein, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

15.12 Back-Up Offers. Seller shall continue to market the subject Property for sale and may accept back-up offers to sell the Property.

15.13. No Representation as to Size. Seller has not made and is not herein making any representations of the size of the subject Property. The selling price shall not be adjusted to reflect actual size of the subject Property.

15.14 Condemnation. If, prior to the close of escrow, all or any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall immediately notify Buyer of such fact. In such event or upon Buyer acquiring knowledge of such condemnation or pending or contemplated taking, Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of such notice from Seller or after Buyer acquires knowledge of such condemnation or pending or contemplated taking. Upon such termination, Escrow Holder or Seller, as the case may be, shall return the Deposits (and all interest accrued thereon while in escrow) to Buyer, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. If Buyer does not elect to terminate this Agreement and closes escrow in accordance with this Agreement, Seller shall assign and turn over to Buyer at closing, and Buyer shall be entitled to receive and keep, all awards (received or to be received) for the taking by condemnation and Buyer shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price.

15.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one instrument.

15.16 ARBITRATION OF DISPUTES: (If initialed by all parties) Buyer and Seller agree, subject to the exclusions set forth below, that any dispute or claim between Buyer and Seller with respect to, or arising out of, this Agreement shall be decided by neutral, binding arbitration in accordance with the California Arbitration Act, Code of Civil Procedure 1280 et seq. and not by court action except as provided by California law for judicial review of arbitration proceedings. The parties to an arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have the right to discovery in accordance with the Code of Civil Procedure § 1283.05.

Anything herein to the contrary notwithstanding, the parties agree that the following procedure shall govern the making of the award by the arbitrator(s):

(a) a Tentative Award shall be made by the arbitrator(s) within thirty (30) days following submission of the matter to the arbitrator(s); (b) the Tentative Award shall explain the factual and legal basis for the arbitrator’s (or arbitrators’) decision as to each of the principal controverted issues; (c) the Tentative Award shall be in writing unless the parties agree otherwise; provided, however, that if the hearing is concluded within one day, the Tentative Award may be made orally at the hearing in the presence of the parties; (d) within fifteen (15) days after the Tentative Award has been served or announced, any party may serve objections to the Tentative Award. Upon objections being timely served, the arbitrator(s) may call for additional evidence, oral or written argument, or both. If no objections are filed, the Tentative Award shall become final without further action by the parties or arbitrator(s), and (e) within thirty (30) days after the filing of objections, the arbitrator(s) shall either make the Tentative Award final or modify or correct the Tentative Award, which shall then become final as modified or corrected.

The following matters are excluded from arbitration hereunder (a) a judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage or real property sales contract as defined in Section 2985; (b) an unlawful detainer action; (c) the filing or enforcement of a mechanic’s lien; (d) any matter which is within the jurisdiction of a probate court or small claims court; or (e) an action for bodily injury or wrongful death, or for latent or patent defects to Code of Civil Procedure 337.1 or 337.15 applies. The filing of a judicial action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

Buyer’s Initials: MH Seller’s Initials: WCO

(balance of page intentionally left blank; signature page follows on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BUYER:

VENTURE DEVELOPMENT CORPORATION,
a California corporation

By:         /s/ Mark Heavey
Name:    Mark Heavey
Its:          C.O.O.

SELLER:

OWENS MORTGAGE INVESTMENT FUND,
a California limited partnership

By           Owens Financial Group, Inc.,
                a California corporation,
                 its General Partner

                 By:        /s/ William C. Owens
                 Name:   William C. Owens
Its: President
Instructions accepted this 9th day of June, 2005.

FIRST AMERICAN TITLE GUARANTY COMPANY

By: _________________________________ Name: _________________________________ Its: _________________________________

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:

[to be attached]

EXHIBIT B

Order No. _______________ Escrow or Loan No. _______________

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Venture Development Corporation 600 Miller Avenue Mill Valley, CA 94941 Attn: Mark Heavey

SPACE ABOVE THIS LINE FOR RECORDER’S USE

Mail Tax Statements to:	The undersigned grantor declares:

___________________________________ c/o Venture Development Corporation 600 Miller Avenue Mill Valley, CA 94941 Attn: Mark Heavey	Documentary Transfer Tax is shown on a separate sheet attached to this deed and is not a part of the public record.

A.P.N. 678-93-030

GRANT DEED

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

Owens Mortgage Investment Fund, a California limited partnership hereby GRANT(S) to

__________________________________________

that certain real property in the City of San Jose, County of Santa Clara, State of California, more particularly described as follows:

See legal description attached hereto as Exhibit A and made a part hereof.

Dated: _________________________________	OWENS MORTGAGE INVESTMENT FUND,
a California Limited Partnership

By:   Owens Financial Group, Inc.,
         a California corporation,
         its General Partner

         By: ___________________________
Its: ___________________________

Mail tax statements to: Same as above address.

DO NOT RECORD

FILOR REQUESTS
DO NOT RECORD STAMP VALUE

DECLARATION OF TAX DUE: SEPARATE PAPER: (Revenue and Taxation Code 11932-11933) NOTE: This Declaration is not a public record

DOCUMENT #

Property located in:

[ ] Unincorporated

[ X ] City of San Jose

APN: 678-93-030

DOCUMENTARY TRANSFER TAX $___________________________________

[ X ] Computed on full value

[ ] Computed on full value less liens or encumbrances remaining at the time of conveyance

CITY CONVEYANCE TAX $___________________________________

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

___________________ Date	Signature __________________________________ Print Name __________________________________ For (Firm Name)

DO NOT RECORD

} STATE OF CALIFORNIA ss. COUNTY OF __________

On ________________, before me, _________________, personally appeared __________________,

[ ] personally known to me -OR- [ ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

_______________________________ SIGNATURE OF NOTARY

CAPACITY CLAIMED BY SIGNER

Though statute does not require the Notary to fill in the data below, doing so may prove invaluable to persons relying on the document.

[ ] INDIVIDUAL

[ ] CORPORATE OFFICERS(S) _____________________________ Title(s)

[ ] PARTNER(S) [ ] LIMITED [ ] GENERAL

[ ] ATTORNEY-IN-FACT

[ ] TRUSTEE(S)

[ ] GUARDIAN/CONSERVATOR

[ ] OTHER: _____________________ _____________________

SIGNER IS REPRESENTING: Name of Person(s) or Entity(ies)

_________________________________ ___________________________

EXHIBIT C

ASSIGNMENT

Reference is hereby made to (a) that certain real property, consisting of approximately 14.2 acres of land, located at 455 Piercy Road, in the City of San Jose, County of Santa Clara, State of California (APN 678-93-030), and referred to in that certain Purchase and Sale Agreement and Escrow Instructions dated May ___, 2005, by and between Owens Mortgage Investment Fund, a California limited liability company (“Seller”), and _____________________________, a _______________________ (as successor to Venture Development Corporation) (“Buyer”), (b) to the improvements, if any, located on the above-described real property, and (c) to the easements, rights, privileges and entitlements incident thereto (collectively, the “Property”).

For good and valuable consideration, receipt of which is hereby acknowledged, Seller without recourse does hereby, give, grant, bargain, sell, transfer, assign, convey and deliver to Buyer, all of Seller's right, title and interest, if any, in the following: (i) all development rights, entitlements, permits, licenses and approvals relating to the development of, or benefiting, the Property; (ii) all intangible rights benefiting the Property, including, without limitation, all guarantees and warranties applicable to the Property; (iii) all rights, claims, causes of action, actions or awards benefiting the Property; and (iv) all surveys, grading plans, geologic, soils, groundwater and environmental reports and engineers’ and consultants’ plans, reports and studies which Seller may have prepared or caused to be prepared (or received) relating to the Property.

Seller hereby covenants that it will, at any time and from time to time upon reasonable written request therefor, execute and deliver to Buyer, its nominees, successor and/or assigns, any new or confirmatory instruments which Buyer, its nominees, successors and/or assigns, may reasonably request in order to fully transfer possession and control of, all the assets, rights or interests of Seller intended to be transferred and assigned hereby.

SELLER:

OWENS MORTGAGE INVESTMENT FUND,
a California Limited Partnership

By:   Owens Financial Group, Inc.,
         a California corporation,
         its General Partner

         By: ___________________________
         Name: ___________________________
Its: ___________________________

August 9, 2005

VIA FACSIMILE AND FEDERAL EXPRESS

Owens Mortgage Investment Fund 2221 Olympic Boulevard Walnut Creek, CA 94595 Attn: William C. Owens Financial Group, Inc.

Re: 455 Piercy Road, San Jose, CA (APN 678-93-030) (the “Property”) Our File No.:12784-050

Dear Mr. Owens:

This firm represents Venture Development Corporation (“Buyer”) in connection with the Purchase and Sale Agreement and Escrow Instructions, dated as of June 10, 2005, by and between Buyer and Owens Mortgage Investment Fund (“Seller”) with respect to the above-referenced Property (“Agreement”).

Buyer desires a thirty (30) day extension of the Feasibility Period so that Buyer can meet with representatives of the City of San Jose concerning certain zoning issues affecting the Property and to confirm whether the Property’s existing zoning will allow the uses of the Property contemplated by Buyer and its prospective commercial condominium purchasers. We understand that, to date, Seller has not agreed in writing to such thirty day extension. If such extension is not agreed to in writing by Seller today, then this letter shall serve as Buyer’s notice to Seller of its disapproval of the feasibility of the Property pursuant to Section 4.1.2 of the Agreement.

We are transmitting this letter solely to protect Buyer’s right to the return of its deposit (in accordance with the Agreement) if the extension is not granted. If Seller desires to extend the Feasibility Period for the thirty (30) additional days beyond today, then please execute this letter below today and return it to me no later than tomorrow. Your cooperation in this matter would be greatly appreciated.

Please feel free to call if you have any questions concerning this matter.

Very truly yours, BERLINER COHEN /s/ Samuel L. Farb Samuel L. Farb E-Mail: slf@berliner.com

The undersigned hereby grants Venture Development Corporation a thirty (30) day extension of the Feasibility Period as provided above.

OWENS MORTGAGE INVESTMENT FUND,
a California Limited Partnership

By:   Owens Financial Group, Inc.,
         a California corporation,
         its General Partner

         By: /s/ William C. Owens
         Name: William C. Owens
         Its: President

Dated: August 9, 2005